HAUSER CHEMICAL RESEARCH, INC.

        SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
        MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 14, 1996

  The undersigned hereby constitutes, appoints and authorizes Dean P. Stull or David I. Rosenthal, true and lawful attorney and Proxy of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all of the undersigned's shares of the $.001 par value common stock of Hauser Chemical Research, Inc., a Delaware corporation, at the Annual Meeting of Shareholders to be held at The Boulder Broker, 30th & Baseline Rd., Boulder, CO 80303, at 3:00 p.m. Mountain Time, on November 14, 1996, and at any and all adjournments thereof, for the following purposes:

     1. To consider and act upon a proposal to: a) reincorporate the Company under the laws of the State of Colorado so that the expense of the Delaware franchise tax is eliminated; and b) change the name of the Company to Hauser, Inc.

     _____FOR          _____AGAINST        _____ABSTAIN

  2. To elect nine (9) Directors:

       For all nominees listed below (except as marked to the contrary):

       Withhold authority to vote for the nominees listed below:

      Dean P. Stull, Randall J. Daughenbaugh, Stanley J.
      Cristol, Ray L. Hauser, Bert M. Tolbert, William E.
      Coleman, Christopher W. Roser, Robert F. Saydah and
      Willem A. Maas

   (INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through or otherwise strike out his name. If authority to vote for the election of any nominee is not withheld, the execution of this Proxy shall be deemed to grant such authority.)

   3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     _____FOR          _____AGAINST        _____ABSTAIN


   The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorneys and Proxies may lawfully do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHARE HOLDERS TO THE UNDERSIGNED.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

  DATED:  _____________, 1996.

                                ______________________________
                                Signature(s) of Shareholder(s)

                                ______________________________
                                Signature(s) of Shareholder(s)


   Signature(s) should agree with the name(s) shown hereon.
Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAUSER CHEMICAL RESEARCH, INC. PLEASE SIGN AND RETURN THIS PROXY TO AMERICAN SECURITIES TRANSFER & TRUST, INCORPORATED, 938 QUAIL STREET, SUITE 101, LAKEWOOD, CO 80215. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                 HAUSER CHEMICAL RESEARCH, INC.
                     5555 Airport Boulevard
                        Boulder, CO 80301


                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held November 14, 1996
                     SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hauser Chemical Research, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at 3:00 p.m. Mountain Time, on November 14, 1996, at The Boulder Broker, 30th & Baseline Rd., Boulder, CO 80303, and at any and all adjournments of such meeting.

   If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted for each of the nominees for director indicated herein and for the proposal to reincorporate the Company in Colorado (the "Reincorporation Proposal"). It is anticipated that this Proxy Statement and the accompanying Proxy Card and Proxy Notice will be mailed to the Company's shareholders on or about October 3, 1996.

   Shareholders who execute proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to the Company, by delivering a duly executed Proxy Card bearing a later date, or by attending the meeting and voting in person.

   The costs of the meeting, including the costs of preparing and mailing the Proxy Statement, Proxy Notice and Proxy Card, will be borne by the Company. The Company may, in addition, use the services of its directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of Common Stock of the Company in nominee names to distribute annual reports and proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

     VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

   Only shareholders of record at the close of business on September 30, 1996, will be entitled to vote at the Annual Meeting. Each issued share of Common Stock entitles its record owner to one vote on each matter to be voted upon at the meeting. As of July 31, 1996, there were 10,327,020 shares of the Company's $0.001 par value Common Stock outstanding. The Company has authorized 800,000 shares of Preferred Stock, $1.00 par value, none of which were outstanding as of the record date. The presence in person or by proxy of the holders of forty percent (40%) of the total issued and outstanding shares of Common Stock of the Company which are entitled to be voted at the Annual Meeting is necessary in order to constitute a quorum for the meeting. If a quorum is present, directors will be elected by a plurality of the votes present in person or by proxy. APPROVAL OF PROPOSAL 1, THE REINCORPORATION PROPOSAL, REQUIRES AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE TOTAL SHARES OF COMMON STOCK OUTSTANDING. The aggregate number of votes cast by all shareholders present in person or by proxy will be used to determine whether a proposal will carry. Thus, in the case of the election of directors, an abstention from voting has no effect on the item on which the shareholder abstained from voting. However, an abstention will, pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be counted as a "No" vote on the Reincorporation Proposal. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will be considered "No" votes for purposes of the Reincorporation Proposal.

          Reincorporation Proposal
             (Proxy Item #1)

   The Company's Board of Directors has unanimously approved and, for the reasons described below, unanimously recommends that the Company's shareholders approve a proposal which provides, among other things, for the change of the Company's state of incorporation from Delaware to Colorado (the "Reincorporation Proposal"). Approval of the Reincorporation Proposal will result in a change in the name of Hauser Chemical Research, Inc. to Hauser, Inc. It will not result in any change in the business, management, board of directors, assets or liabilities of the Company. In particular, persons elected as directors of the Company at the 1996 Annual Meeting will serve as directors of Hauser, Inc.

Purposes of the Reincorporation Proposal

Change of State of Domicile

   The Company's Board of Directors believes that the best interests of the Company and its shareholders will be served by changing the Company's place of incorporation from Delaware to Colorado. The Company was incorporated in Delaware in 1985 as a result of a merger with Nittany Ventures, Inc.

   The Board of Directors believes that the franchise tax imposed by the state of Delaware in an unnecessary expense for the Company. During fiscal 1996, the Company paid approximately $75,000 in corporate franchise tax to the state of Delaware. There is no corresponding franchise tax in the state of Colorado. While a large number of public corporations maintain their domicile in Delaware, the newly enacted changes to the Colorado Business Corporation Act (the "Colorado law") provides for favorable business corporation laws in Colorado, similar to the laws of the state of Delaware. It should be noted, also, that shareholders in some instances have greater rights and hence more protection under the Colorado law than under the Delaware Law. For the foregoing reasons, the Board of Directors believes that the activities of the Company can be carried on to better advantage if the Company is able to operate under the laws of Colorado. See "Comparison of Shareholders' Rights Under Colorado and Delaware Law."

   The following discussion summarizes important aspects of the Reincorporation Proposal. Demonstrating that there is no negative impact on shareholder rights from the change. This summary does not purport to be a complete description of the Reincorporation Proposal. Copies of the existing Certificate of Incorporation of the Company, the Articles of Incorporation of Hauser, Inc., the Bylaws of Hauser, Inc. and the Merger Agreement are available for inspection at the Company's offices and copies will be sent to shareholders on request.

General

   Hauser, Inc. is a wholly-owned subsidiary of Hauser Chemical Research, Inc. which was recently organized for the sole purpose of effecting the reincorporation of the Company in Colorado. The reincorporation transaction will involve the merger of Hauser Chemical Research, Inc. with and into Hauser, Inc. (the "Merger").

   Existing stock certificates will remain valid and there is no need for shareholders to exchange existing stock certificates for new ones. At the Effective Time (as defined in the Merger Agreement), the separate existence of Hauser Chemical Research, Inc. will cease and Hauser, Inc. will succeed, to the extent permitted by law, to all the business, properties, assets and liabilities of Hauser Chemical Research, Inc.. Each common share of Hauser Chemical Research, Inc., $.001 par value ("Delaware Common Stock" or "Common Stock") issued immediately prior to the Effective Time will, by virtue of the Reincorporation Proposal, be converted into one fully paid share of common stock, par value $.001 per share, of Hauser, Inc. ("Colorado Common Stock"). At the Effective Time, certificates which immediately prior to the Effective Time represented Delaware Common Stock will be deemed for all corporate purposes to represent the same number of shares of Colorado Common Stock into which such Delaware Common Stock has been converted.

   It is anticipated that the Merger will become effective on or about November 15, 1996. However, the Merger Agreement provides that the Merger may be abandoned by the Board of Directors of either Hauser, Inc. or Hauser Chemical Research, Inc. prior to the Effective Time thereof, either before or after shareholder approval. In addition, the Merger Agreement may be amended prior to the Effective Time of the Merger, either before or after shareholder approval thereof; provided, however, that the Merger Agreement may not be amended after shareholder approval if such amendment would (1) alter or change the amount or kind of shares or other consideration to be received by shareholders in the Merger, (2) alter or change any term of the Hauser, Inc. Articles of Incorporation, (3) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the shareholders, or (4) otherwise violate applicable law.

   The affirmative vote of the holders of a majority of the outstanding Delaware Common Stock is required for approval of the Reincorporation Proposal. A vote for approval of the Reincorporation Proposal will constitute specific approval of the Merger as well as other matters included in the Reincorporation Proposal described in this Proxy Statement, including the name change. Shareholders of the Company whose shares are not voted in favor of the Reincorporation Proposal will not have statutory dissenter's rights under Delaware law because Hauser Chemical Research, Inc. is listed on the NASDAQ National Market System.

Other Effects of the Reincorporation

    Approval of the Merger Agreement and the Reincorporation Proposal by the Company's shareholders will also constitute approval of the provisions of the Hauser, Inc. Articles and the Hauser, Inc. Bylaw Provisions. For a description of the differences between the Hauser, Inc. Articles and Hauser, Inc. Bylaw Provisions and the Hauser Chemical Research, Inc. Certificate and Bylaws, see "Differences in Charter Document Provisions." In addition, as shareholders of a Colorado corporation, the rights of shareholders of Hauser, Inc. will be governed by Colorado rather than Delaware law. See "Comparison of Shareholders' Rights Under Colorado and Delaware Law."

Differences in Charter Document Provisions

   There are no differences between the Hauser Chemical Research, Inc. and Hauser, Inc. Articles and Bylaws. The Articles of Incorporation of Hauser Chemical Research, Inc. presently authorize the issuance of 50,000,000 shares of common stock, $.001 par value and 800,000 shares of Preferred Stock. Hauser, Inc. has been formed with the same authorized capital. In addition, terms of the Colorado Common Stock will be identical to those of the Delaware Common Stock. For example, neither shares have preemptive rights or cumulative voting rights. Further, similar to Delaware law, Colorado law permits the Board of Directors to issue the Preferred Shares in one or more series, and to fix, among other things, the designation and number of shares to constitute each series and the relative rights and preferences of shares of each series. As permitted by Delaware law and Colorado law, both the Hauser, Inc. Articles and Bylaws eliminate or limit the personal liability of a director. Colorado law and Delaware law contain generally similar provisions for the indemnification of directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers under the Hauser, Inc. Articles and Bylaw, it is the position of the Securities and Exchange Commission that such indemnification would be against public policy as expressed in the Act and therefore unenforceable. The Company has not decided whether to enter into separate indemnity contracts with its directors and officers.


Comparison of Shareholders' Rights Under Colorado and Delaware
Law

   Although it is impracticable to compare all of the aspects in which the general corporation laws of Colorado and Delaware differ, the following is a summary of certain significant differences between the provisions of these laws.

   Action by Shareholder Consent. Colorado law provides that shareholder action may be taken without a meeting if a written consent is signed by all shareholders entitled to vote. Delaware also permits consent action by shareholders, but the action may be taken by shareholders holding the number of shares necessary to authorize the action at a meeting (usually a majority of a quorum).

   Call of Shareholders Meetings. Special meetings of shareholders of Colorado corporations may be called at any time by shareholders entitled to cast at least one-tenth of the votes entitled to be cast on any issue proposed to be considered at the particular meeting. Delaware law has no such provision.

   Charter Amendments. Colorado law permits shareholders holding at least ten percent (10%) of the outstanding shares to propose an amendment to the Company's Articles of Incorporation without board of director approval of the proposed amendment. Delaware has no such provision and amendments to a Delaware Certificate of Incorporation must be approved by the board of directors before they are presented to the shareholders.

   Class Voting. Pursuant to Colorado law, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected in certain respects by mergers, consolidations or amendments to the Articles of Incorporation. The Delaware Law requires voting by separate classes only with respect to amendments to the Certificate of Incorporation which adversely affect the holders of such classes or which increase or decrease the aggregate number of authorized shares or the par value of the shares of any such classes.

   Appraisal Rights. Under Colorado law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation made in the usual or regular course of its business. In addition, share holders of a Colorado corporation being merged into a surviving corporation or being consolidated into a new corporation are also entitled to appraisal rights. Under Delaware Law, appraisal rights are available only in connection with statutory mergers or consolidations. Even in such case, unless the Certificate of Incorporation otherwise provides, (that of Hauser-Delaware does not so provide) the Delaware Law does not recognize dissenters' rights if the shares of the merged corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASDAQ or held of record by more than 2,000 shareholders.

Federal Income Tax Consequences of the Merger

   The Company has been advised by its counsel, Chrisman, Bynum & Johnson, P.C., that for federal income tax purposes the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1954, as amended, and that consequently the holders of the Delaware Common Stock will not recognize any gain or loss as a result of the Merger. For federal income tax purposes, each shareholder of the Company will retain the same tax basis in his Colorado Common Stock as he had in the corresponding Delaware Common Stock held by him immediately prior to the Effective Time of the Merger, and his holding period of the Colorado Common Stock will include the period during which he held the corresponding Delaware Common Stock, provided that such corresponding Delaware Common Stock was held by him as a capital asset at the Effective Time of the Merger.

   Although it is not anticipated that state or local income tax consequences to shareholders will vary from the federal income tax consequences described above, holders should consult their own tax advisors as to the effect of the reorganization under state, local or foreign income tax laws. The Company further has been advised by counsel that it will not recognize any gain, loss or income for federal income tax purposes as a result of the Merger, and that Hauser, Inc. will succeed, without adjustment, to the tax attributes of Hauser Chemical Research, Inc.

Vote Required:  Board Recommendation

   The affirmative vote of a majority of the outstanding Common Stock of the Company is required for approval of the Reincorporation Proposal. A vote for the Reincorporation Proposal will constitute approval of all transactions and proceedings which are included in the Reincorporation Proposal described in this Proxy Statement. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REINCORPORATION PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE REINCORPORATION PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE REINCORPORATION PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

           ELECTION OF DIRECTORS
             (Proxy Item #2)

   The Company's Board of Directors has nominated the nine persons listed below for election as directors for the ensuing year, each to hold office until the 1997 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their death, resignation or removal. Each of the nominees is a member of the present Board of Directors of the Company and has served in that capacity since originally elected. A shareholder using the enclosed proxy form can vote for all or any of the nominees of the Board of Directors or such shareholder may withhold his or her vote from all or any of such nominees. If the proxy card is properly executed but not marked, it will be voted for all of the nominees. Each of the nominees has agreed to serve as a director if elected; however, should any nominee become unable or unwilling to accept nomination or election, the persons named in the proxy will exercise his voting power in favor of such other person or persons as the Board of Directors of the Company may recommend. There are no family relationships among these nominees. The following table sets forth the directors of the Company, their ages as of April 30, 1996, all positions and offices held with the Company and the period from which served:

                                           All Positions and Offices                  First Elected
Name                               Age     Held with the Company                      As a Director

Dean P. Stull, Ph.D.               46      Chairman, Chief Executive                  1983
                                           Officer, President and Director

Randall J. Daughenbaugh, Ph.D.     48      Chief Technical Officer and Director       1983

William E. Coleman, Ph.D.<F1><F3>  62      Director                                   1988

Stanley J. Cristol, Ph.D.<F1>      80      Director                                   1983

Ray L. Hauser, Ph.D.<F2>           68      Director                                   1983

Willem A. Maas                     65      Director                                   1995

Christopher W. Roser<F2><F3>       38      Director                                   1990

Robert F. Saydah<F1><F2><F3>       69      Director                                   1994

Bert M. Tolbert, Ph.D.<F1>         75      Director                                   1983

<F1>  Member of Compensation Committee.
<F2>  Member of Audit Committee.
<F3>  Member of Nominating Committee.

   The principal occupation and business experience of each Director is set forth below:

   Dean P. Stull, Ph.D. is one of the founders of the Company. He has been a Director, Chairman of the Board of Directors and Chief Executive Officer since November 1983 and President since May 1995. He is a Director of the Boulder Chamber of Commerce and a past founder and board member of the Boulder Valley Rotary Club and Foundation. Dr. Stull is also a member of the Colorado Institute for Research in Biotechnology. In 1992, Dr. Stull and Dr. Daughenbaugh received the Entrepreneur of the Year award for the Rocky Mountain Region and the national Emerging Entrepreneur of the Year award from Inc. Magazine, Ernst & Young, and Merrill Lynch. Dr. Stull received a Bachelor of Science Degree in Chemistry from Colorado State University in 1972, and a Master of Science and Ph.D. in Physical Organic Chemistry from the University of Colorado, Boulder, in 1974 and 1976, respectively.

   Randall J. Daughenbaugh, Ph.D. is one of the founders of the Company. He has been a Director of the Company since November 1983, and served as President until November 1992, when he became Executive Vice President and Chief Technical Officer. Prior to forming the Company, Dr. Daughenbaugh served as Research Chemist for Chemical Exchange Industries, Inc., a chemical company, from November 1980 to August 1983 and Research Director from August 1983 to October 1983. Dr. Daughenbaugh received a Bachelor of Science Degree from South Dakota School of Mines and Technology in 1970 and a Ph.D. in Physical Organic Chemistry from the University of Colorado in 1975.

   William E. Coleman, Ph.D. has served as a Director of the Company since February 1988. Dr. Coleman served as President of Colorado Venture Management, Inc., Boulder, Colorado, an investment and project management firm from 1980 to 1990 and as Chairman since 1990. He also serves as President of Cogen Technology, Inc., a privately held company developing cogeneration projects; Chairman of Econalytic Systems, Inc., a privately held company which markets fuel additive products; Director of B.I., Inc., a publicly-held company which designs, manufactures, markets and supports electronic monitoring systems; Chairman of Colorado Greenhouse, LLC, a privately held company producing and marketing hydroponically grown produce on a national scale; and Director of Telemark Industries, Inc., a privately-held company that manufactures and sells a photoprinter for color digital photography and short-run printing applications. Dr. Coleman received a Bachelor of Science Degree in Chemistry from the University of Illinois in 1956, and a Ph.D. in Organic Chemistry from the University of California, Berkeley in 1960.

   Stanley J. Cristol, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Cristol has been on the faculty of the University of Colorado since 1946 and was appointed the Joseph Sewell Distinguished Professor of Chemistry in 1979. Dr. Cristol has held the administrative positions of Chairman of the Department of Chemistry, Acting Dean of the Graduate School and Acting Associate Vice Chancellor for Graduate Affairs at the University of Colorado. Dr. Cristol has acted as consultant to many large U.S. government and industrial organizations and companies. Dr. Cristol received a Bachelor of Science Degree in Chemistry from Northwestern University in 1937, and Master of Arts and Ph.D. Degrees in Organic Chemistry from the University of California at Los Angeles in 1939 and 1943, respectively.

   Ray L. Hauser, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Hauser was the owner and sole shareholder of Hauser Laboratories, Inc. prior to its acquisition by the Company in 1990. Dr. Hauser is an internationally recognized expert in materials science and technology and, as an individual or through the performance of his laboratories, has supplied consulting and contract services to a large number of U.S. and international organizations and companies. Dr. Hauser is a director of Image Guided Technologies, Inc., Avalon Imaging Corp. and Surface Solutions, Inc., three technology firms in Boulder, CO. Dr. Hauser received a Bachelor of Science Degree in Chemical Engineering from the University of Illinois in 1950, a Master of Science Degree in Chemical Engineering from Yale University in 1952, and a Ph.D. in Chemical Engineering from the University of Colorado in 1957.

   Willem A. Maas has served as a Director of the Company since November 1995 and Mr. Maas has served as President and a Director of Hauser Northwest, Inc., since May 1994. From February 1990 to May 1994, he was President of Ironwood Evergreens, Inc., an Oregon corporation engaged in the floral greens business. From August 1980 until July 1989, he was the Chief Executive Officer and Executive Vice President for Florist Transworld Delivery Association ("FTD"). He is a director and Chairman of Toll Free Cellular Inc., an emerging communications company and a director of Floral Communications Inc., a telemarketing company with an intercity floral trade. Mr. Maas serves as a National Trustee of the Leukemia Society of America.

   Christopher W. Roser has served as a Director of the Company since December 1990. Mr. Roser is a general partner of The Roser Partnership, Ltd., and The Roser Partnership II, Ltd., privately held venture capital funds, and is a Director on the Board of Directors of North America Technology Group, Inc., a public company, and various privately-held companies. From 1984 to 1987, Mr. Roser was employed as a technology research analyst and an associate in corporate finance for Ladenburg Thalmann & Co., Inc., an investment banking firm. Mr. Roser received a Bachelor of Arts Degree in Economics from The University of Colorado in 1981 and an M.B.A. in Finance from New York University Graduate School of Business Administration in 1985.

   Robert F. Saydah has served as a Director of the Company since January 1994. Mr. Saydah has been Managing Partner and a Director of Heidrick & Struggles, a privately-held international executive search consulting firm, since May 1992. Before joining Heidrick & Struggles in 1988, Mr. Saydah worked for the Lederle Laboratories Division of American Cyanamid Company for 39 years, where he held general management positions, including responsibility for strategic planning and marketing and sales, culminating as Vice President in charge of branded pharmaceuticals, generic, and consumer health products businesses in the United States. He also had operational responsibility for pharmaceutical divisions in Latin America and Europe. Mr. Saydah received a Bachelor of Arts Degree in Biology from Lehigh University in 1948, and a Master of Science Degree in Bacteriology from Lehigh University in 1949.

   Bert M. Tolbert, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Tolbert serves as managing partner of a ranching complex in Idaho. He has served as an expert witness in pharmaceutical litigation and has served as Project Manager in Biology and Medicine for the Department of Energy. From 1957 to 1989, Dr. Tolbert served as Professor, Department of Chemistry and Biochemistry at the University of Colorado at Boulder. Dr. Tolbert received a Bachelor of Science (cum laude) Degree from the University of California at Berkeley in 1942 and a Ph.D. in Physical-Organic Chemistry from the University of California at Berkeley in 1945.

Compensation Committee Interlocks and Insider Participation

   Directors Coleman, Cristol, Saydah and Tolbert comprise the
Company's Compensation Committee. All are nonemployee directors. None of the members of the Compensation Committee have ever been officers of the Company.

Director Compensation

   During fiscal 1996, the Company's non-employee directors were granted options to purchase a total of 17,400 shares of Common Stock for services rendered to the Company at an average price of $5.44 per share (100% of fair market value on the date of grant). Directors receive an option to purchase 300 shares for Board service and options to purchase 150 shares for attendance at each meeting of the Board or each committee thereof. The options are exercisable for a five-year period.

   In May 1992, the Board of Directors approved a two-step plan to compensate outside Directors. The plan includes options for Board and committee service as discussed above, and an annual cash payment of $10,000 per outside Director plus an annual payment of $2,500 for committee chairman. This cash payment was reduced by 10% by the Compensation Committee in 1994. During fiscal 1996, the Company's six outside directors received cash compensation of approximately $55,650 in the aggregate pursuant to this plan, plus reimbursement of travel expenses.

   During the fiscal year ended April 30, 1996, the Company's Board of Directors held ten meetings. The Compensation Committee, consisting of directors Coleman, Cristol, Saydah and Tolbert held ten meetings during the fiscal year. The function of the Compensation Committee is to recommend raises and bonuses, if any, for the Company's officers and to grant stock option awards to Company employees. The Audit Committee consisting of Directors Roser, Hauser, and Saydah held three meetings during the fiscal year. The function of the Audit Committee is to oversee management's internal audit controls, review periodic filings with the Securities and Exchange Commission, and review any transactions between the Company and its officers, directors or affiliated entities. The Nominating Committee consisting of Directors Saydah, Coleman and Roser held three meetings during the fiscal year. The function of the Nominating Committee is to investigate succession planning for the Company's executives and review nominations to the Board of Directors. The Nominating Committee will not consider shareholder nominations.

Compliance With Section 16(a)

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended April 30, 1996 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended April 30, 1996, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all
Section 16(a) filing requirements, except as follows: Drs. Cristol and Tolbert filed one late Form 4 report reporting an exercise of warrants during the fiscal year ended April 30, 1996.

            EXECUTIVE OFFICERS

   The following sets forth the names of the executive officers of the Company not named previously, their respective positions with the Company and business experience and background.

   David I. Rosenthal was named Chief Financial Officer and Treasurer of the Company in May 1996. He also serves as Corporate Treasurer for the Company's wholly-owned subsidiaries, Hauser Northwest, Inc. d/b/a Ironwood, and Shuster Laboratories, Inc. From the time of his employment at the Company in June 1994 until April 1996, Mr. Rosenthal served as the Company's Corporate Controller. Mr. Rosenthal has over fifteen years experience in senior level financial positions in both private and public high technology companies, including Tandem Computers, Inc., and Octel Communications Corporation, and three years employment at Arthur Andersen & Company. Mr. Rosenthal earned his Bachelor of Sciences Degree in Business Administration from the University of California at Berkeley in 1976 and his M.B.A. in Finance from California State University in 1977.

   Patricia A. Roberts is Corporate Secretary for the Company. She has been employed by Hauser since its inception and is currently serving as Manager of Corporate Affairs and Secretary to the Board of Directors. She also serves as Corporate Secretary for the Company's wholly-owned subsidiaries, Hauser Northwest, Inc. d/b/a Ironwood, and Shuster Laboratories, Inc. Ms. Roberts attended the University of Colorado at Boulder.

   Neil A. Jans is currently Vice President and General Manager of the Company's Natural Ingredients division. He joined the Company as Director of Business Development in May 1988. From 1985 to May 1988, Mr. Jans was a consultant and project manager for Western Consulting Corporation, The Meyer Group, a management consulting group specializing in business planning and strategy. Mr. Jans received a Bachelor of Science Degree in Chemistry from Rutgers University in 1973 and an M.B.A. from the University of Colorado in 1984.

   Timothy D. Ziebarth, Ph.D. is Senior Vice
President/Director of Technical Services of the Company. From July 1995 to January 1996, he was President and a director of Shuster Laboratories, Inc., a wholly-owned subsidiary of the Company. Prior to joining the Company, he served as Chief Chemist, General Manager and President of Hauser Laboratories, Inc. from 1974 to 1978 and again from 1987 to 1990. Dr. Ziebarth received a Bachelor of Science Degree in Chemistry from Montana State University in 1969 and a Ph.D. in Organic Chemistry from Oregon State University in 1973.

   Simon G. Maas has served as Executive Vice President and General Manager of Hauser Northwest, Inc., since May 1994. From February 1990 to May 1994, he was the Vice President and General Manager of Ironwood Evergreens, Inc. From June 1987 to February 1990, he was a partner in Pyramid Construction. From 1992 to the present, he has also been President of Nahanni River Trading Co., Inc. Mr. Maas received a Bachelors of Arts Degree in Art History from Trent University in 1985 and attended Oxford University in 1986.

   Philip H. Katz has served as President of Shuster Laboratories, Inc., where he is responsible for the day-to-day operations of the subsidiary, development of strategic business plans, client service initiatives and coordination of services with the Company's Technical Services division. Prior to joining Shuster in 1973, Mr. Katz held the position of Plant Manager for Brilliant Seafood, after serving as the company's Quality Control Manager. Previously, he worked in the Best Foods division of CPC International, handling new product conceptualization and development through plant start-up. Mr. Katz received his Bachelor of Science degree in Food Science and Food Technology from the University of Massachusetts in 1964.

   Eugene W. Damon is Senior Vice President of Shuster Laboratories, Inc., where he is responsible for the development and growth of Shuster's business groups, which include foods, pharmaceuticals, consumer goods, chemical specialties and retail. Mr. Damon joined Shuster in July 1966. Mr. Damon is a member of the Private Label Manufacturers Association, Council for Responsible Nutrition, National Association of Chain Drug Stores, Chemical Specialties Manufacturers Association and Regulatory Affairs Professional Society. Mr. Damon receive a Bachelor of Science degree in Chemistry and Biology from St. Anselm's College in 1964.

   Kenneth P. Gordon is Senior Vice President of Shuster Laboratories, Inc., where he manages Shuster's manufacturing and distribution accounts; handles technical consultations, product composition analyses and product quality attributes; oversees Shuster's planning, research and development functions; and serves as a regulatory liaison on behalf of clients. Prior to joining Shuster in l967, Mr. Gordon was a food technologist for General Foods and earlier was a food technologist with the Nestle Company. Mr. Gordon is a member of the Institute of Food Technologists. Mr. Gordon received his Bachelor of Science degree in Food Technology and his Master of Science in Food Technology from the University of Massachusetts at Amherst in 1963 and 1966, respectively.

   The following table sets forth as of April 30, 1996, the number of shares of the Company's Common Stock owned by any person who is known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, by all individual Directors, by all Named Executive Officers and by all Officers and Directors as a group:

                              Title of    Amount and Nature of          Percent of
Name                          Class       Beneficial Ownership<F1><F2>  Class
Directors:
Dean P. Stull<F2>             Common      284,400                       2.7
Randall J. Daughenbaugh<F2>   Common      149,862                       1.5
William E. Coleman<F3>        Common      36,455                        *
Stanley J. Cristol<F4>        Common      121,393                       1.2
Ray L. Hauser<F2>             Common      342,437                       3.3
Bert M. Tolbert<F5>           Common      94,877                        *
Christopher W. Roser<F6>      Common      70,170                        *
Robert F. Saydah<F7>          Common      13,800                        *
Willem A. Maas<F8>            Common      3,200                         *

Named Executive Officers:
Philip H. Katz<F9>            Common      1,000                         *
Kenneth P. Gordon<F9>         Common      0                             *
Eugene W. Damon<F9>           Common      0                             *

All Officers and Directors
as a Group: (20 persons)<F1>  Common      1,254,402                     12.1

5% Shareholders:
Fidelity Management &
Research Company<F10>         Common      919,500                       8.9

T. Rowe Price Associates,
Inc.<F11>                     Common      1,055,000                     10.2

*  Less than one percent.

<F1> Includes the following number of shares which could be acquired within 60 days through the exercise of stock options: Dr. Stull, 99,653 shares; Dr. Daughenbaugh, 67,434 shares; Dr. Cristol, 11,400 shares;
Dr. Hauser, 3,000 shares; Mr. Saydah, 9,300 shares; Dr. Tolbert, 11,700 shares; Mr. Maas 1,200 shares;
and all directors and officers as a group, 245,926 shares.

<F2> Their business address is 5555 Airport Boulevard, Boulder, CO 80301.

<F3> Includes 14,359 shares owned by Dr. Coleman directly, 1 share owned by CVM Equity Fund II, Ltd., of which Dr. Coleman is a general partner; 4,695 shares owned by Colorado Venture Management, Inc., of which
Dr. Coleman is Chairman; and shares which could be acquired within 60 days through the exercise of options to purchase 17,400 shares held by CVM, Inc.

<F4> Dr. Cristol's address is University of Colorado, Department of Chemistry and Biochemistry, Campus
Box 215, Boulder, CO 80309.

<F5> Dr. Tolbert's address is 444 Kalmia Avenue, Boulder, CO 80304.

<F6> Mr. Roser's address is Roser Ventures, 1105 Spruce Street, Boulder, CO 80302.

<F7> Mr. Saydah's address is Heidrick & Struggles, Four Embarcadero Center, Suite 3570, San Francisco, CA
94111.

<F8> Mr. Maas' address is 2896 29th Avenue SW, Tumwater, WA 98512.

<F9> The business address for Messrs. Katz, Gordon and Damon is Shuster Laboratories, Inc., Quincy
Research Park, 5 Hayward St., Quincy, MA 02171.

<F10> The business address for Fidelity Management & Research Company is P.O. Box 1182, Boston, MA 02103.

<F11> The business address for T. Rowe Price Associates, Inc., is Financial Center, 10080 Red Run Blvd.,
Owings Mills, MD 21117.

Arrangements Affecting Control of the Company

   As of April 30, 1996, the Officers and Directors of the Company beneficially owned 1,254,402 shares of Common Stock (approximately 12.1%) of the Company's Common Stock (assuming exercise of all warrants and options deemed to be beneficially owned by these persons).

           EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE
OFFICERS OF THE COMPANY

   The Compensation Committee of the Board of Directors and the Company's Chief Executive Officer have furnished the following joint report on executive compensation. The specific responsibility of the Chief Executive Officer to furnish information to the Compensation Committee has been outlined below. During fiscal 1996, the Compensation Committee set the salaries and bonus compensation for the Chief Executive Officer, three Vice Presidents, the Chief Financial Officer and the Corporate Secretary. The salaries and bonus plans for three Named Executives, Messrs. Katz, Damon and Gordon are set by contracts which the Company assumed as a result of the acquisition of Shuster Laboratories, Inc., in July 1995. See "Certain Transactions".

Executive Officer Compensation

   The Committee has responsibility for making recommendations for compensation and compensation policy. In carrying out this responsibility, the Committee's first objective is to provide a strong and direct link among shareholder value, Company performance and executive compensation. The second objective is to structure compensation programs that will promote long-term stable growth and development within the Company. The Committee believes that corporate development at Hauser, an innovative technology company, is dependent on its ability to attract and retain high quality people and operates to ensure that goal. The Chief Executive Officer's responsibility is to evaluate for the Compensation Committee the individual performance of the executive officers, other than himself, and their contribution to the Company's business goals and objectives. He is also asked to report on the performance reviews of these officers to the Compensation Committee and make suggestions of the percentage of discretionary cash and discretionary stock bonuses to be awarded.

   The Company's compensation program for executive officers consists of four key elements: base salary, short term discretionary bonuses and profit sharing, long term discretionary incentive and annual stock option awards and annual grants of non- qualified stock options. The Committee believes that this approach serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of the shareholders. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk, a variable bonus based on individual performance, and stock options, which directly relate a portion of the officer's compensation to the long-term stock price appreciation realized by the Company's shareholders. To further these objectives, the Committee regularly meets to evaluate the Company's compensation and benefits programs. The executive officers also participate in a 401(k) retirement plan, a medical plan, and the non-qualified stock option plan available to employees generally.

   Base Salary. The Compensation Committee's policy is to provide compensation for executive officers competitive within the Denver/Boulder metropolitan area while giving consideration to national compensation paid by technology companies. Salaries paid to the Company's executive officers are based upon an assessment of the nature of the position, and the contribution, experience and Company tenure of the executive officer and salary survey results. The Committee also considers the recommendations for pay treatment and performance reviews submitted by the Chief Executive Officer as well as giving consideration to the needs of the Company for product line expansion. In evaluating the performance of the executive officers other than himself, the Chief Executive Officer measured individual leadership skills, business development skills, management skills, external relations and communication skills. The executive officers' individual contribution to corporate financial results for the fiscal year, including revenue growth and changes in net income and earnings per share, were also evaluated. In addition, extraordinary management and supervisory responsibilities assumed during the fiscal year were taken into consideration.

   During fiscal 1993, base salaries were adjusted based upon Wyatt Data Service's national survey of executive salaries in Chemical Group Services companies with less than $200 million in sales and a Company survey of local high technology companies in the Boulder-Denver area with less than $100 million in sales which are most likely to compete with the Company for the services of its executive officers. At that time, the Company's executive base salaries were adjusted to the 10th to 20th percentile of the salaries represented by the Wyatt Data Service's survey. During fiscal 1994, the Committee reviewed the base salaries of the Chief Executive Officer, President, Executive Vice President, Secretary and Treasurer and made no adjustments. During fiscal 1995, the base salaries of the Chief Executive Officer, President, Executive Vice President, Senior Vice President, Vice President, and Treasurer were adjusted down by ten percent (10%), and the Secretary by five percent (5%) because of financial exigencies within the Company and were not based on inadequate performance. During fiscal 1996 about half of this decrease was restored. No changes in base salaries are planned for the first half of fiscal 1997. At the end of the second quarter, financial progress of the Company will be reviewed for possible increases. A special increase for Vice President Neil Jans was made effective May 1, 1996, corresponding to a significant promotion and increase in responsibility.

   During fiscal 1995, the Compensation Committee developed a series of specific goal oriented compensation awards for fiscal 1996. Fiscal 1996 awards for these executives were based on achieving budgeted sales goals which were not met. During fiscal 1996, the Compensation Committee developed a series of specific goal oriented compensation awards for the named executives for fiscal 1997. On June 26, 1996 the Committee approved the plan for these executives for fiscal 1997. Fiscal 1997 awards for these executives are based on achieving budgeted operating income goals. The Committee expects that for fiscal 1997 and future years, award goals for these executives will be directed toward a combination of operating income goals for the Company as a whole and specific divisions. In addition, base compensation of these executives will be restored to competitive levels when the Company returns to a profitable status.

   Discretionary Cash Bonuses Paid in Fiscal 1996. After reviewing the Company's annual report and audited financial statements for the fiscal year ended April 30, 1996, the Compensation Committee awarded no cash bonuses for fiscal
1996, because budgeted sales goals were not met.

   The Compensation Committee conducts an annual performance review of the Company's executive officers. To satisfy this objective, the Compensation Committee instructs the Chief Executive Officer to complete performance evaluations for each of the executive officers. The Chief Executive Officer's evaluation is an informal oral report to the Compensation Committee along with informal suggestions of the percentage stock and cash bonuses to be awarded. There were no individual bonuses awarded to named executives during fiscal 1996. In evaluating the performance of the executive officers other than himself, the Chief Executive Officer measures leadership, strategic planning, financial results, business development, management skills, external relations and communication skills. The Compensation Committee does not adopt the suggestions of the Chief Executive Officer but rather adjusts those suggestions to fit the parameters of their overall knowledge and experience with the executive officers. The Compensation Committee evaluates these performance reviews. Factors, other than the report of the Chief Executive Officer, reviewed by the Compensation Committee include increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, income and earnings per share of the Company.

   Stock Options. It is the Compensation Committee's policy that a significant portion of the total compensation package for its executive officers will be derived from stock options and other forms of compensation that are directly related to the performance of the Company and the value of shareholder investments. This motivation is extended to all employees and the Board of Directors through the Company's Non-Qualified Stock Option Plan approved by shareholders in 1987 and the 1992 Plan approved by shareholders in 1992. In addition, a system of stock option awards for patentees has been developed for technical achievement.

   During any fiscal year, the named executive officers of the Company may receive the following types of stock option awards: 1) along with all employees of the Company, non-qualified stock options awarded on the employee's anniversary date and based upon a percentage of the employee's salary; 2) incentive stock options awarded by the Compensation Committee for technical achievement, usually related to the filing and/or award of a patent invented by the individual; and 3) incentive stock options awarded by the Compensation Committee based on performance. Discretionary stock options distributed to the named executive officers were determined by the Compensation Committee and were based upon the same performance review criteria previously stated. The number of options granted were based upon the individual executive's performance during the fiscal year, anticipated future contributions based on that performance, and the officer's ability to impact corporate financial results. Additional factors considered by the Committee included increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, income and earnings per share of the Company.

   In addition, stock options and share grants may be part of hiring packages for key executives and professional personnel. Options typically are granted at market value at the time of award, vest over three to five years and are exercisable for a five-year period. During fiscal 1996, executive officers received incentive stock options to purchase 123,200 shares at an average price of $5.27 and non-qualified options to purchase 10,028 shares at an average price of $4.12. Of the 123,200 options granted to executive officers during fiscal 1996, 37,500 shares never vested as performance goals for fiscal 1996 were not met. Discretionary stock option awards granted to the named executives during fiscal 1996, for fiscal 1995 performance, were determined based upon the Chief Executive Officer's evaluation report to the Committee of individual performances plus the Compensation Committee's own knowledge and experience with these same senior executive officers. The Committee observes that the executive officers continue to own a relatively low percentage of total outstanding stock and deems it beneficial to shareholders as a whole to increase the equity ownership of the executive officers.

   The Compensation Committee regularly reviews other possible forms of incentive compensation and modifies or supplements the existing programs when appropriate. The stock awards continue the Committee's policy that officers of the Company should have a strong motivation to develop performance of the Company and enhance the Company's stock value. At present and in future years, successful development of current and diversified projects and further growth will be important considerations in discretionary bonuses, both cash and stock.

Chief Executive Officer Compensation

   As Chief Executive Officer, Dr. Stull is compensated based on a review of his performance by the Compensation Committee. The key factors measured by the Committee in determining Dr. Stull's compensation package was its assessment of his ability and dedication to enhancing the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as Chief Executive Officer. The base salary paid to the Chief Executive Officer is based upon an assessment of the nature of the position, the leadership exercised by, and the contribution, experience and Company tenure of, Dr. Stull.

   During fiscal 1993, Dr. Stull's base salary was reviewed and compared with Wyatt Data Service's national survey of executive salaries in Chemical Group Services companies with less than $200 million in sales and a Company survey of local high technology companies in the Boulder-Denver area with less than $100 million in sales which are most likely to compete with the Company for the services of Dr. Stull. At that time, Dr. Stull's base salary was adjusted to the 10th to 20th percentile of the salaries represented by the Wyatt Data Service's survey. During fiscal 1994, the Committee reviewed the base salary of the Chief Executive Officer and made no adjustment. During fiscal 1995, the Committee reviewed the base salary of the Chief Executive Officer and adjusted the base salary downward by ten percent (10%). During fiscal 1996, his base salary was increased by 5%, but restoration of a competitive salary awaits improvement in the financial condition of the Company. As stated previously, decreases in salaries were made by the Committee because of financial exigencies within the Company and were not based on inadequate performance.

   Dr. Stull's compensation is substantially related to the Company's performance because his compensation package includes a discretionary cash bonus determination and discretionary incentive stock options which are granted at 100% of fair market value, based upon the Committee's review of Dr. Stull's individual performance during the prior year in the following areas: leadership, strategic planning, business development, management skills, external relations and communication skills. During fiscal 1996, Dr. Stull received incentive stock options to purchase 70,000 shares and non-qualified options to purchase 2,365 shares. Of the 70,000 incentive stock options, options to purchase 60,000 shares never vested because performance goals for fiscal 1996 were not met.

   During fiscal 1995, the Compensation Committee developed a series of specific goal oriented compensation awards for Dr. Stull for fiscal 1996. Fiscal 1996 awards for Dr. Stull were based on achieving budgeted sales goals which were not met. On June 26, 1996 the Committee approved the plan for the Chief Executive for fiscal 1997. Fiscal 1997 awards for the Chief Executive Officer are based on achieving budgeted sales goals and to a lesser extent achieving a positive corporate income. The Committee expects that for fiscal 1997 and future years, award goals will be directed toward a combination of increased sales and profitability. In addition, the base compensation of the Chief Executive Officer will be restored to competitive levels.

SUMMARY

   The Compensation Committee will continue to review the Company's executive compensation programs to assure that such programs are consistent with the objective of providing a strong and direct link among shareholder value, Company performance, and executive compensation.

By the Compensation Committee
Dr. Bert M. Tolbert, Chairman
Dr. William E. Coleman, Director
Dr. Stanley J. Cristol, Director
Mr. Robert F. Saydah, Director

and by Dr. Dean P. Stull, Chief Executive Officer for the limited purposes stated above

Shareholder Return

    The chart on page 14 compares the cumulative total return to shareholders over the past five years for a holder of the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market-US Index and the S & P Chemicals (Specialty) Index. The chart depicts the value on April 30, 1996, of a $100 investment made on April 30, 1991.

   The value of a stock over time is affected by many factors, including the Company's earnings. From April 1991 to April 1993, the growth in the Company's earnings was substantially due to the Supply Agreement with Bristol-Myers Squibb Company for the production of paclitaxel. The decline in the stock price in August 1993 occurred after Bristol failed to renew the Company's contract. A primary objective of the Company since August 1993 has been to diversify into specialty natural products, including natural food ingredients. Although the Company's sales have been heavily concentrated in the paclitaxel pharmaceuticals market, Management intends to diversify and evolve into a more balanced mix, including pharmaceuticals, natural ingredients products, technical services and secondary forest products.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

   Among Hauser Chemical Research, Inc., NASDAQ Stock Market -
US, and S & P Chemicals (Specialty)

[Caption]


Measurement Period  Hauser  NASDAQ - US  S&P Specialty
4/31/91    100  100    100
4/31/92    257  121    117
4/31/93    267  139    129
4/31/94    155  155    131
4/31/95    83   180    144
4/31/96    121  257    176

Compensation Table

   The following table sets forth the cash compensation paid by the Company for services to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended April 30, 1996 (the "Named Executive Officers"):

                                                               Long Term Compensation
                                   Annual Compensation                Awards
                                                               Restricted
                                                               Stock       Securities   All Other
Name and Principal          Fiscal                             Award(s)    Underlying   Compensation
Positions                   Year   Salary ($)<F1> Bonus        ($)         Options (#)  ($)

Dean P. Stull               1996   $152,000       -            -           72,365<F2>   0
Chief Executive Officer     1995    156,000       -            -           74,566       4,125<F3>
                            1994    165,000       50,000       -           13,298       6,738<F3>


Randy J. Daughenbaugh       1996   $136,000       -            -           10,206<F1>   0
Executive Vice Pres./       1995    140,000       -            -           53,228       4,440<F3>
Chief Technical Officer     1994    149,000       30,000       -           9,164        7,099<F3>


Philip A. Katz              1996   $111,000<F4>   32,356<F5>   -           -            18,891<F6>
President                   1995   -              -            -           -            -
Shuster Laboratories, Inc.  1994   -              -            -           -            -

Kenneth A. Gordon           1996   $111,000<F4>   32,356<F5>   -           -            15,883<F6>
Senior Vice President       1995   -              -            -           -            -
Shuster Laboratories, Inc.  1994   -              -            -           -            -

Eugene W. Damon             1996   $111,000<F4>   32,356<F5>   -           -            18,079<F6>
Senior Vice President       1995   -              -            -           -            -
Shuster Laboratories, Inc.  1994   -              -            -           -            -
_________________________

<F1>  During fiscal 1995, the base salaries of Drs. Stull and Daughenbaugh were adjusted down by ten percent (10%) due to financial exigencies.

<F2>  Of these shares, 60,000 and 6,000 never vested since the Company sales objectives for fiscal 1996 were not met.
<F3>  The amounts included in All Other Compensation for Drs. Stull and Daughenbaugh represent the cash and stock contribution made by the Company on behalf of those persons to the Company's 401(k) Plan. The
Company's Board of Directors may elect to match an employee's contribution in stock or cash. During fiscal 1996, no discretionary match was made by the Company. During fiscal 1995, the Company contributed an aggregate of 1,671 shares of the Company's Common Stock on behalf of those persons, as a result of an
80% discretionary  Company match in Common Stock. The fair market value of the  shares of Common Stock contributed was $4.315 per share as of  April 30, 1995. Accordingly, the value received by Drs. Stull and Daughenbaugh was $3,316 and $3,897, respectively. During  fiscal 1994, the Company contributed an aggregate of 1,231  shares of the Company's Common Stock on behalf of those  persons, as a result of the
Company's 80% match in Common  Stock. The fair market value of the shares of Common Stock  contributed was $8.50 per share as of April 30, 1994.  Accordingly, the value received by Messrs. Stull and
Daughenbaugh $5,138 and $5,323, respectively.

<F4>  Messrs. Katz, Gordon and Damon became employees of the  Company's wholly-owned subsidiary, Shuster
Laboratories, Inc.,  on July 20, 1995, pursuant to existing employment agreements  which were in effect when the acquisition took place. The  employment agreements provide for the annual salaries set  forth above and expire on July 20, 1998.

<F5>  The bonuses represent phantom stock payments made to Messrs.  Katz, Gordon and Damon for their phantom stock in Shuster  Laboratories, Inc. The Shuster Phantom Stock Plan was a bonus  plan through which the individuals earned an equity interest  in Shuster. The payments were made in July and October
1996 as  part of the acquisition of Shuster. The individuals are also  entitled to receive additional phantom stock payments in  future years and share in an earnout which may be paid to  shareholders of
Shuster. See "Certain Transactions."

<F6>  The amounts represent distributions from Shuster's Employee  Stock Ownership Plan as a result of the acquisition by the  Company and matching contributions from Shuster's 401(k) Plan.  See "Certain
Transactions".

Stock Option Plans

1987 Non-Statutory Stock Option Plan

    In 1987, the Company adopted a non-statutory stock option plan (the "Non-Statutory Plan") under which 718,720 shares of its Common Stock have been reserved for issuance. As of April 30, 1996, there were 672,682 shares of Common Stock committed under the Non-Statutory Plan. The Non-Statutory Plan provides for the grant of non-statutory stock options to officers, directors and key employees of the Company, or to independent contractors providing services to the Company, as determined by the Board. The Non-Statutory Plan is administered by the Compensation Committee of the Board. Subject to the limitations set forth in the Non-Statutory Plan, the Compensation Committee of the Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by and the terms of each option, including exercise price and vesting, and to determine the terms of option agreements and other agreements relating to each option granted. Options granted under the Non-Statutory Plan are generally non-transferable and expire upon the termination of an optionee's employment relationship with the Company. In general, if an optionee is permanently disabled during his or her employment by or service to the Company, such person's option may be exercised up to one year following the date of termination of employment. The Non-Statutory Plan will terminate in November 1997, unless terminated sooner by the Board.

   During fiscal 1996, the Compensation Committee of the Board of Directors (consisting of Drs. Tolbert, Coleman, Cristol and Saydah) recommended the distribution of 83,655 stock options pursuant to the Non-Statutory Plan to employees and directors who had been employed over one-half time for one full year.
The options are exercisable for periods ranging from one to five years after grant, at an exercise price ranging from 80%
- - 100% of market price on the date of grant. The amount of the award was determined by using a percentage of that employee's annual salary as of the employee's anniversary date with the Company. During fiscal 1996, options to purchase 32,566 shares were exercised and options to purchase 13,920 shares expired.

1992 Incentive Stock Option Plan

   The 1992 Plan provides for the granting of incentive stock options to Executive Officers and key employees of the Company and its subsidiaries to purchase a maximum of 700,000 shares of the Company's Common Stock. As of April 30, 1996, 269,263 shares were committed under the 1992 Plan. The 1992 Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the 1992 Plan may not be less than 100% of the fair market value of the Common Stock at the time of the grant. Options are not transferable and may not be exercised more than 10 years from the date of grant. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. The 1992 Plan is administered by the Compensation Committee of the Company's Board of Directors, which has the authority to determine the persons to whom options will be granted, the number of shares to be covered by each option, the time or times at which options will be granted or exercised, and the term and provisions of the options. During fiscal 1996, options to purchase 145,600 shares were granted, options to purchase 4,634 shares were exercised and options to purchase 127,369 shares expired.

   The following table shows with respect to the Company's
Non-Statutory Plan and the 1992 Plan, for each of the Named
Executive Officers: (a) the number of shares subject to options granted from May 1, 1995 to April 30, 1996, (b) the percentage of total options granted to employees during the same period, (c) the exercise price per share, (d) the expiration date of the options, and (e) the potential realizable value of the options.

                                     Option Grants in Last Fiscal Year

                                                                                       Potential
                                           Percentage                                  Realizable
                                           of Total                                    Value at Assumed
                           Number of       Options                                     Annual Rates
                           Securities      Granted to           Market                 of Stock Price
                           Underlying      Employees   Exercise Price on               Appreciation for
                           Options         in Fiscal   Price    Date of  Expiration    Option Term
                           Granted (#)     Year        ($/sh)   Grant    Date        5% ($)    10% ($)

Dean P. Stull              10,000(2)       5%          $5.22    $5.22    06/14/06    37,059    96,672
                           60,000(2)(4)    3%           5.22     5.22    07/28/96    196,856   498,833
                           2,365(3)        1%           4.14     4.87    11/30/00    4,971     8,908

Randall J. Daughenbaugh    2,000<F2>       1%            5.34     5.34    06/30/05    6,721     17,033
                           6,000<F2><F4>   3%            5.34     5.34    07/28/96    20,157    51,078
                           100<F2>         1%            5.34     5.34    07/19/00    150       332
                           2,106<F3>                     4.14     4.87    11/30/00    4,427     7,933

<F1>  No gain to an executive officer is possible without an appreciation in stock value, which will benefit all shareholders commensurately.

<F2>  Incentive Stock Option grants.

<F3>  Non-Statutory Stock Option grants which are granted at 80% of the fair market value on the date of grant.
<F4> These performance options never vested since Company performance goals for fiscal 1996 were not met.

   The following table shows with respect to the Company's Named Executive Officers, (a) the number of shares exercised during the fiscal year, (b) the dollar value realized upon exercise (c) the total number of unexercised stock options and
(d) the aggregate dollar value of in-the-money, unexercised options held at the end of the fiscal year.

             Aggregated Option Exercised in Last Fiscal Year and Fiscal Year End Value Table

                                               Number of Securities          Value of Unexercised
                                               Underlying Unexercised        In-the-Money
               Acquired      Value             Options at FY End(#)          Options at FY End ($)<F1>
               Exercise (#)  Realized ($)<F1>  Excercisable  Unexcercisable  Excercisable  Unexcercisable
Dean P. Stull  10,000        35,025            80,910        76,021          60,217        73,869

__________________________

<F1>  Represents the difference between the price paid and the fair market value of the shares underlying options on the exercise date with respect to options exercised during the fiscal year or the fair market value of the shares underlying options on April 30, 1996, ($6.25 per share) with respect to unexercised options.
<F2>  Of these shares, 60,000 shares never vested since Company performance goals for fiscal 1996 were not met.

Employee Benefit Plan

   Effective July 1992, the Company established a 401(k) plan (the "401(k) Plan") for all employees who have completed six months of service. Participants may contribute up to 15% of their annual compensation subject to dollar limitations of
Section 402(g) of the Internal Revenue Code. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Certain Transactions

   There were no transactions with officers, directors and their affiliates and the Company other than the acquisition of Shuster Laboratories, Inc. Effective July 21, 1995, the Company acquired all of the stock of Shuster for approximately $4,700,000 in cash and notes plus a performance based earnout for meeting certain milestones over the next five years. Mr. Philip Katz, President of Shuster, was a shareholder of Shuster and as such received $121,472 for his shares as part of the acquisition. Mr. Katz, together with Messrs. Gordon and Damon, are entitled to phantom stock payments as part of the acquisition. The phantom payments made in fiscal 1996 are included in the Compensation Table. Messrs. Katz, Gordon and Damon are entitled to share in the performance based earnout in future years.


             OTHER MATTERS

   Management of the Company knows of no other matter which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the per sons named in the enclosed Proxy, or their substitutes, will vote such Proxy in accordance with their judgment on such matters.

  Shareholder proposals intended for presentation at the Company's 1996 Annual Meeting of Shareholders must be received by the Company at its principal offices in Boulder, Colorado, not later than July 31, 1996.

         ANNUAL REPORT TO SHAREHOLDERS

   The Annual Report of the Company for the fiscal year ended April 30, 1996, including audited Financial Statements for the year then ended, was mailed to Shareholders on October 3, 1996, and is not incorporated into these proxy materials.

 IN ORDER THAT YOUR SHARES MAY BE REPRESENTED IF YOU DO NOT
PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR
PROXY PROMPTLY. IN THE EVENT YOU ARE ABLE TO ATTEND, WE WILL,
IF YOU REQUEST, CANCEL THE PROXY.

              SIGNATURE

By Order of the Board of Directors



/s/Dean P. Stull, Chairman

Boulder, Colorado
October 3, 1996